    Exhibit 99.1
Immunovant Reports Financial Results for the Quarter Ended December 31, 2024

•Lead asset IMVT-1402 rapidly progressing with now six Investigational New Drug (IND) applications cleared and pivotal studies in Graves’ disease (GD) and difficult-to-treat rheumatoid arthritis (D2T RA) now enrolling with 2.25ml autoinjector

•Additional results from batoclimab proof-of-concept study in GD, including 6-month treatment free remission data expected in summer 2025

•Top line results of the batoclimab trial in myasthenia gravis (MG) and initial results from period 1 of batoclimab trial in chronic inflammatory demyelinating polyneuropathy (CIDP) expected by March 31, 2025

•Pro forma cash balance of approximately $825 million as of December 31, 2024, including approximately $450 million gross proceeds from a private placement that closed on January 15, 2025

NEW YORK, Feb. 6, 2025 (GLOBE NEWSWIRE) -- Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported financial results for its fiscal third quarter ended December 31, 2024.

“We are energized by the progress of our IMVT-1402 development plans, with six INDs now cleared and all clinical studies to be conducted using standard YpsoMate® autoinjector technology and our planned commercial formulation,” said Pete Salzmann, M.D., chief executive officer of Immunovant. “We continue to expect to share the top line results from our batoclimab pivotal study in MG and period one results from our study in CIDP by the end of this quarter, and anticipate these results being used to further optimize our development plans for our potentially best-in-class lead asset, IMVT-1402.”

Recent Highlights and Upcoming Milestones
Immunovant continues to focus on moving rapidly to unlock the full potential of its lead asset, IMVT-1402, for the benefit of people with underserved autoantibody-driven diseases. As previously announced, Immunovant anticipates initiating clinical trials evaluating IMVT-1402 in a total of ten indications by March 31, 2026.

Endocrinology Program
Immunovant recently initiated the first potentially registrational trial of the company’s lead asset, IMVT-1402, in adult participants with GD who are hyperthyroid despite antithyroid drug (ATD) treatment. This study builds on the batoclimab proof-of-concept data presented in 2024, which suggest the potential for deep IgG reduction in the treatment of GD for patients who are not well controlled on ATDs.

Immunovant also plans to announce additional data from the batoclimab proof-of-concept study in GD including 6-month, treatment-free remission data designed to further articulate potential for IMVT-1402 in GD. These data are expected in the summer of 2025.

Top-line results from the pivotal program of batoclimab for the treatment of thyroid eye disease (TED), also known as Graves' ophthalmopathy, continue to be expected in the second half of calendar year 2025, along with a decision whether to pursue marketing authorization for batoclimab in TED. Data from this trial may also inform the IMVT-1402 program in GD.

Neurology Program
Immunovant intends to report top-line results from the pivotal trial of batoclimab in MG by March 31, 2025. Results from this trial are expected to inform a decision regarding next steps for batoclimab in MG and inform the design of a potentially registrational program for IMVT-1402 in MG, which Immunovant expects to initiate following the disclosure of the batoclimab data in MG.

Results from period one of the trial evaluating batoclimab in CIDP continue to be expected by March 31, 2025. Those results, as well as observations drawn from public disclosures of other studies in CIDP, are expected to inform a potentially registrational program for IMVT-1402 in CIDP, which Immunovant expects to initiate following the disclosure of the batoclimab CIDP data.

Rheumatology Program
Immunovant recently initiated a potentially registrational trial of IMVT-1402 in adult participants with active, anti-citrullinated protein autoantibody (ACPA) positive difficult-to-treat rheumatoid arthritis. The trial includes IMVT-1402’s higher dose (600 mg) as recent in-class data suggest that deeper ACPA reduction correlated with better clinical improvement in ACPA+ RA patients treated with an FcRn inhibitor.
Financial Highlights for Fiscal Third Quarter Ended December 31, 2024

Cash Position: As of December 31, 2024, Immunovant’s cash and cash equivalents totaled $374.7 million.

R&D Expenses: Research and development expenses were $94.5 million for the three months ended December 31, 2024, compared to $48.3 million for the three months ended December 31, 2023. The increase was primarily due to activities in preparation for potential future clinical trials of IMVT-1402, including contract manufacturing costs, elevated personnel-related expenses and higher overall clinical trial costs related to our batoclimab pivotal clinical trials. The increase was partially offset by lower overall costs related to our IMVT-1402 Phase 1 trial and nonclinical studies.

G&A Expenses: General and administrative expenses were $19.8 million for the three months ended December 31, 2024, compared to $13.2 million for the three months ended December 31, 2023. The increase was primarily due to higher personnel-related expenses, legal and other professional fees, information technology costs and market research costs.

Net Loss: Net loss was $111.1 million ($0.76 per common share) for the three months ended December 31, 2024, compared to $51.4 million ($0.36 per common share) for the three months ended December 31, 2023. Net loss for the three months ended December 31, 2024 and December 31, 2023 included $11.7 million and $10.2 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of December 31, 2024, there were 147,203,565 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Nine Months Ended December 31, 2024

R&D Expenses: Research and development expenses were $267.3 million for the nine months ended December 31, 2024, compared to $146.9 million for the nine months ended December 31, 2023. The increase was primarily due to activities in preparation for potential future clinical trials of IMVT-1402, including contract manufacturing costs, elevated personnel-related expenses and higher overall clinical trial costs related to our batoclimab pivotal clinical trials. The increase was partially offset by lower overall costs related to our IMVT-1402 Phase 1 trial and nonclinical studies.

IPR&D Expenses: There were no acquired in-process research and development expenses for the nine months ended December 31, 2024. During the nine months ended December 31, 2023, acquired in-process research and development expenses were $12.5 million related to the achievement of development and regulatory milestones for batoclimab under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $57.1 million for the nine months ended December 31, 2024, compared to $42.5 million for the nine months ended December 31, 2023. The increase was primarily due to higher personnel-related expenses, legal and other professional fees, information technology costs and market research costs.

Net Loss: Net loss was $307.4 million ($2.10 per common share) for the nine months ended December 31, 2024, compared to $184.0 million ($1.36 per common share) for the nine months ended December 31, 2023. Net loss for the nine months ended December 31, 2024 and December 31, 2023 included $37.8 million and $31.4 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “can,” “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” “anticipate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include statements regarding Immunovant’s expectations regarding the timing, design, and results of clinical trials of IMVT-1402 and batoclimab, including the number and timing of (a) FDA clearance with respect to IND applications, (b) potential registrational programs and clinical trials of IMVT-1402, (c) expected data readouts from batoclimab trials in MG and CIDP, and (d) Immunovant’s plan to develop IMVT-1402 across a broad range of indications; and potential benefits of IMVT-1402’s unique product attributes and potential best-in-class profile. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: Immunovant may not be able to protect or enforce its intellectual property rights; initial results or other preliminary analyses or results of early clinical trials may not be predictive of final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of macroeconomic and geopolitical factors on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval, and commercialization of IMVT-1402 and/or batoclimab; Immunovant is at various stages of clinical development for IMVT-1402 and batoclimab; and Immunovant will require additional capital to fund its operations and advance IMVT-1402 and batoclimab through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q to be filed with the SEC on February 6, 2025, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$94,520	$48,338	$267,266	$146,872
Acquired in-process research and development	—	—	—	12,500
General and administrative	19,782	13,215	57,061	42,458
Total operating expenses	114,302	61,553	324,327	201,830
Interest income	(4,590)	(8,933)	(17,844)	(16,569)
Other expense (income), net	1,258	(1,094)	600	(1,579)
Loss before provision (benefit) for income taxes	(110,970)	(51,526)	(307,083)	(183,682)
Provision (benefit) for income taxes	152	(108)	308	335
Net loss	$(111,122)	$(51,418)	$(307,391)	$(184,017)
Net loss per common share – basic and diluted	$(0.76)	$(0.36)	$(2.10)	$(1.36)
Weighted-average common shares outstanding – basic and diluted	146,922,338	144,523,034	146,560,414	135,577,267

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	December 31, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$374,685	$635,365
Accounts receivable	2,224	5,337
Prepaid expenses and other current assets	35,632	25,068
Total current assets	412,541	665,770
Operating lease right-of-use assets	22	133
Other assets	7,617	—
Property and equipment, net	752	462
Total assets	$420,932	$666,365
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,816	$7,155
Accrued expenses	48,476	41,315
Current portion of operating lease liabilities	23	138
Total current liabilities	68,315	48,608
Total liabilities	68,315	48,608
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at December 31, 2024 and March 31, 2024	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and March 31, 2024	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 147,203,565 shares issued and outstanding at December 31, 2024 and 500,000,000 shares authorized, 145,582,999 shares issued and outstanding at March 31, 2024	14	14
Additional paid-in capital	1,483,198	1,441,518
Accumulated other comprehensive income	2,479	1,908
Accumulated deficit	(1,133,074)	(825,683)
Total stockholders’ equity	352,617	617,757
Total liabilities and stockholders’ equity	$420,932	$666,365

Investor Contact:
Renee Barnett, MBA
Chief Financial Officer
Immunovant, Inc.
info@immunovant.com

Source: Immunovant Inc.